Exhibit 99.2

NEWS RELEASE

Corporate Headquarters:
Dorman Products, Inc.
3400 East Walnut Street
Colmar, Pennsylvania 18915
Fax: (215) 997-8577

For Further Information Contact:	Visit our Home Page:
Mathias J. Barton, CFO	www.dormanproducts.com
(215) 997-1800 x 5132
E-mail: MBarton@dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings for the First Quarter Ended March 27, 2010

Colmar, Pennsylvania (April 27, 2010) – Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the first quarter ended March 27, 2010.

For the thirteen weeks ended March 27, 2010 and March 28, 2009:
•
Revenues for the three months ended March 27, 2010 increased 14.6% over the prior year to $99.0 million from $86.4 million last year.  Revenue growth in both periods was driven by strong overall demand for our products and higher new product sales.

•
Net income in the first quarter of 2010 was up 111% to $9.6 million from $4.6 million in the same period last year.  Diluted earnings per share in the first quarter of 2010 rose 112% to $0.53 from $0.25 in the same period last year.

•
Gross profit margin was 38.2% in 2010 compared to 32.9% in 2009. The increase in margin is the result of a reduction in freight expenses and certain material costs, along with lower product return costs.

•
Selling, general and administrative expenses increased 5.7% in 2010 to $22.1 million from $20.9 million in 2009, but were down as a percentage of sales from 24.3% in 2009 to 22.3% in 2010.  The spending increase was the result of higher variable costs related to our sales increase, increased new product development spending and higher incentive compensation expense due to higher earnings levels.  These increases were partially offset by lower operating expenses in most areas due to cost reduction initiatives.

•	Interest expense, net, remained consistent with prior year levels.
•	Our effective tax rate increased to 38.5% from 38.3% in the prior year. The increase is a result of an additional valuation allowance recorded against certain foreign tax loss carryforwards.
•
Operating cash flow for 2010 was $7.1 million compared to $8.5 million in 2009.  Cash flow declined from prior year levels due primarily to an increase in accounts receivable levels as a result of sales growth and a reduction in accounts receivable sold under customer-sponsored sale programs.  Total debt outstanding as of March 27, 2010 was only $0.3 million.

Mr. Richard Berman, Chairman and Chief Executive Officer, said, "Strong demand for our core product lines along with continued growth from our New to the Aftermarket product lines were the primary drivers behind our double-digit sales growth.  Our second of three planned Dorman Guides will be released shortly with close to 50 formerly dealer-only parts available for the first time in the aftermarket.  We will continue to invest in our new product capabilities and look forward to sharing the new products generated by these investments with our customers and end users as the year progresses."

Dorman Products, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets.  Dorman products are marketed under the Dorman (R), OE Solutions (TM), HELP! (R), AutoGrade (TM), First Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's 2009 Annual Report on Form 10-K under Item 1A - Risk Factors.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
First Quarter (unaudited)	3/27/10	Pct.	3/28/09	Pct.
Net sales	$98,976	100.0	$86,431	100.0
Cost of goods sold	61,199 61.8	58,034	67.1
Gross profit	37,777	38.2	28,397	32.9
Selling, general and administrative expenses	22,078	22.3	20,934	24.3
Income from operations	15,699	15.9	7,463	8.6
Interest expense, net	65	0.1	81	0.1
Income before income taxes	15,634	15.8	7,382	8.5
Provision for income taxes	6,019	6.1	2,826	3.2
Net income	$9,615	9.7	$4,556	5.3
Earnings per share
Basic	$0.54	-	$0.26	-
Diluted	$0.53	-	$0.25	-
Average shares outstanding
Basic	17,689	-	17,643	-
Diluted	18,061	-	17,965	-

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	3/27/10	12/26/09
Assets:
Cash and cash equivalents	$15,926	$10,626
Accounts receivable	99,149	88,164
Inventories	89,223	89,927
Deferred income taxes	12,849	12,620
Prepaid expenses	2,694	2,248
Total current assets	219,841	203,585
Property & equipment	25,319	25,218
Goodwill	26,553	26,553
Other assets	2,047	2,046
Total assets	$273,760	$257,402

Liability & Shareholders' Equity:
Current portion of long-term debt	$90	$90
Accounts payable	23,151	16,098
Accrued expenses and other	13,417	14,244
Total current liabilities	36,658	30,432
Long-term debt and other	2,983	2,941
Deferred income taxes	8,799	8,694
Shareholders' equity	225,320	215,335
Total Liabilities and Equity	$273,760	$257,402

Selected Cash Flow Information:
(in thousands)	13 Weeks (unaudited)
	3/27/10	3/28/09
Depreciation and amortization	$1,924	$1,890
Capital Expenditures	$1,994	$1,911